Exhibit I.7

ENGLISH TRANSLATION OF FORM NO. 1 DISTRIBUTION OF DIVIDENDS

IMPORTANT INFORMATION

Subject to shareholder approval and satisfaction of other conditions precedent, Chilectra Américas S.A. (“Chilectra Américas”) and Endesa Américas S.A. (“Endesa Américas”) will merge with and into Enersis Américas S.A. (“Enersis Américas”) (the “Merger”), with Enersis Américas continuing as the surviving corporation. The Merger is part of an overall reorganization of the businesses of Enersis S.A. (“Enersis”), Empresa Nacional de Electricidad S.A. (“Endesa Chile”) and Chilectra S.A. (“Chilectra”) to separate their respective Chilean and non-Chilean electricity generation, distribution and transmission businesses. Following the Merger, Enersis Américas, under the name “Enel Américas S.A.”, will hold the combined non-Chilean electricity generation, distribution and transmission businesses of Enersis, Endesa Chile and Chilectra.

In the Merger, each outstanding share of Chilectra Américas common stock (other than shares owned by Enersis Américas and shares for which statutory merger dissenters’ withdrawal rights are exercised) will be exchanged for 4.0 shares of Enersis Américas common stock.

Enersis Américas and Chilectra Américas are Chilean companies. Information distributed in connection with the proposed Merger and the related shareholder votes is subject to Chilean disclosure requirements that are different from those of the United States. Financial statements and financial information included in these documents are prepared in accordance with Chilean accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the constituent companies are located in Chile and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue the foreign companies or their respective officers or directors in a Chilean court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Enersis Américas may purchase shares of Chilectra Américas by means other than in the Merger at any time prior to consummation of the Merger, such as in open market or privately negotiated purchases.

The following is an English translation of the original Spanish language document which has been prepared solely for informational purposes only, has no legal effect and should not be relied upon. This translation is not an offer or invitation to make an offer for the purchase of any securities. If there exist any discrepancies between the original Spanish language document and this English translation, the original Spanish language document will prevail.

Santiago, September 2016

Ger. Gen. N° 37/2016

I.R.V.: 1137

Sir

Carlos Pavez Tolosa

Superintendente de Valores y Seguros

Avenida Alameda Bernardo O’Higgins No. 1449

Santiago, Chile

REF: Disclosure of Relevant Information

Dear Sir:

Pursuant to the provisions of Memorandum No. 660 of that Superintendence, we send to you, in duplicate, Form No. 1 with information relating to the Eventual Dividend No. 1, whose distribution and payment has been approved by the Extraordinary Shareholders’ Meeting held on September 28, 2016.

Cordially,

/s/ Andreas Gebhardt Strobel

Andreas Gebhardt Strobel

General Manager

Chilectra Américas S.A.

c.c.	Santiago Stock Exchange

Chilean Electronic Stock Exchange

Valparaíso Stock Exchange

Central Securities Depositary

SUPERINTENDENCIA DE

VALORES Y SEGUROS

CHILE

INTERNAL USE: OF. S.V.S. PARTIES

FORM N°1

DISTRIBUTION OF DIVIDENDS

0.01	Original information	:	YES	0.02 Delivery date : 09/28/2016 (MM DD YY)

1. IDENTIFICATION OF THE COMPANY AND THE MOVEMENT

				Date of Delivery
1.01	TAX ID	:	76.532.379-7 .	1.02 Original Form : 09/28/2016 (MM DD YY)

1.03	Name of Company	:	CHILECTRA AMÉRICAS S.A. .

1.04	Securities Reg. No.	:	1137 .	1.05	Affected Series : UNICA .

1.06	Stock Exchange Code	:	CHILECTRA AMÉRICAS .	07	Individualization of the Movement : 1

2. AGREEMENT AND DIVIDEND AMOUNT

2.01	Approval date	:	09/28/2016 (MM DD YY)

2.02	Taking Agreement	:	2 .	(1:General Ordinary Meeting of Shareholders / 2:Extraordinary Shareholders’ Meeting/ 3:Board of Directors Meeting)

2.03	Dividend Amount	:	120,000,000,000.-	2.04	Currency Type : Ch$ ----- .

3. SHARES AND SHAREHOLDERS ENTITLED

3.01	Number of shares	:	1,150,742,161.-	3.02	Closing date	:	To be determined (MM DD YY)

4. CHARACTER OF DIVIDEND

4.01	Type of dividend	:	3. (1:Provisional / 2:Final mandatory minimum / 3 Definitive additional or eventual)

4.02	Closing Period	:	12/31/2015 (MM DD YY)

4.03	Form of payment	:	1 .	(1:In cash / 2:Cash option or shares of its own issuance / 3:Cash option or shares of other companies / 4:Other form)

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5. DIVIDENT PAYMENT IN CASH (whether in cash or option of cash or shares)

5.01 Payment in cash	:	104.28053------- /acc.	5.02 Currency Type : Ch$ ------.

5.03 Payment date	:	The Board of Directors will Determine (MM DD YY)

(CONTINUED ON BACK)

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6. DIVIDEND DISTRIBUTION IN SHARES OPTION

6.01 Starting date	:	/ / (MM DD YY)

6.02 Date term option ends	:	/ / (MM DD YY)

6.03 Date of title(s) delivery	:	/ / (MM DD YY)

6.04 Selected series	:	(only if the option is for shares of its own issuance)

6.05 Shares. post. Movement	:	(only if the option is for shares of its own issuance)

6.06 TAX ID issuer	:	(only if the option is for shares of which the company is titleholder)

6.07 Stock Exchange Code	:	.

6.08 Share factors	:	shares to be received for each share with rights

6.09 Price of the share	:	/share 6.10 Currency Type : $ .

7. OBSERVATIONS

Tax Effects: The Tax Credit that this dividend could have will be disclosed promptly to shareholders.

Dividend Allocation: This dividend will be charged against retained earnings from previous years.

Time and Place of Payment: This dividend will be paid through any branch of Banco de Crédito e Inversiones, BCI, throughout the country, Monday through Friday, from 9:00 to 2:00.

Newspaper and Publication Date: The publication of notice of this dividend will be made in the newspaper El Mercurio de Santiago, on a date to be determined.

Type of Entity: Publicly Traded Stock Corporation.

Declaration: “The information contained in this form is the faithful expression of the truth, for which I assume the corresponding legal responsibility”.

SIGNATURE OF LEGAL REPRESENTATIVE     :                                                                                  .

NAME OF LEGAL REPRESENTATIVE                : ANDREAS GEBHARDT STROBEL

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